Exhibit 99.1

DATE:     April 27, 2006

PRESS RELEASE

CONTACT:      Robert J. Krist, Chief Financial Officer, 949-595-7200
                      www.endologix.com

ENDOLOGIX REPORTS FIRST QUARTER RESULTS,
SIGNIFICANT INCREASE IN U.S. PRODUCT SALES

Accelerates Domestic Commercial Activities for Powerlink System

IRVINE, Calif. (April 27, 2006) – Endologix, Inc. (Nasdaq: ELGX), developer and manufacturer of the Powerlink® System endoluminal stent graft (ELG) for the minimally invasive treatment of abdominal aortic aneurysms (AAA), today announced financial results for the three months ended March 31, 2006.

“Quarterly domestic product sales of $2.1 million increased more than three-fold compared with the first quarter of 2005, which was the first full quarter the Powerlink System was available in the U.S., and were up 23% compared with the fourth quarter of 2005,” said Endologix President and Chief Executive Officer Paul McCormick.

“Based on initial product acceptance and the knowledge gained from our focused launch strategy, we are stepping up domestic commercial activities to support accelerated growth. Among actions aimed at strengthening our sales team, we promoted one of our regional managers to the position of national sales manager and we added one highly qualified regional manager. In keeping with our recruiting profile of hiring sales representatives with prior AAA experience, we added seven sales representatives in the past two months, bringing the expected number of field representatives to 30 as of May 1st. This is ahead of the 25 sales representatives we had anticipated by mid-year. We now anticipate having approximately 40 to 50 sales representatives by the end of the year,” he added.

“We are planning near-term introductions of Powerlink System product enhancements and line extensions, which are intended to increase the addressable patient population and simplify the procedure,” said Mr. McCormick. “We just obtained FDA marketing approval of a short body/short limb variant of the Powerlink System device, and expect to begin testing a device with large diameter limbs specifically suited to patients with concomitant abdominal and iliac aneurysms. Further, we have already successfully performed Powerlink System procedures with our next-generation VISIFLEX™ Delivery Catheter in Europe, with anticipated domestic commercialization later this year. Also, we have identified what may be a significant opportunity in the treatment of thoracic aortic pathologies, and look to begin a feasibility trial with a modified Powerlink System device for that indication later this year.”

First Quarter Financial Results

Product revenue for the first quarter of 2006 was $2.7 million, up from $1.4 million in the first quarter of 2005 and $1.9 million in the fourth quarter of 2005. Domestic product revenue was $2.1 million, compared with $621,000 in the 2005 first quarter and $1.7 million in the 2005 fourth quarter. International product revenue of $559,000 for the first quarter of 2006 compares with $733,000 during the comparable quarter last year and $176,000 in the fourth quarter of 2005.

The company reported that domestic product revenue for all periods predominantly represents product usage. As consignment of product is customary in the medical device industry for recently introduced products, the Company believes that domestic product revenue will approximate product usage for the foreseeable future.

Gross profit of $1.6 million was 59% of revenue in the first quarter of 2006. This compares with $771,000 and 55%, respectively, in the first quarter of 2005. Margin improvement was due primarily to higher average selling prices driven by the mix of direct U.S. commercial sales, which have a higher average selling price compared with international sales to distributors.

Total operating expenses were $5.9 million in the first quarter of 2006, compared with $4.2 million in the first quarter of 2005. The increase primarily reflects the ongoing build out and training of the domestic sales force.

        Marketing and sales expenses increased to $2.6 million in the first quarter of 2006 from $1.4 million in the comparable quarter last year. Research, development and clinical expenses for the first three months of 2006 were $1.7 million, versus $1.4 million last year, and general and administrative expenses were $1.6 million versus $1.4 million last year. Operating expenses in the 2006 period included $348,000 as a result of adopting SFAS No. 123(R), Accounting for Stock Based Compensation, on January 1, 2006.

Endologix reported a net loss for the first quarter of 2006 of $4.1 million, or $0.11 per share, which compares with a net loss of $3.3 million, or $0.10 per share, for the first quarter of 2005. The net loss for the first quarter of 2006 included $348,000, or $0.01 per share for stock based compensation expense.

Total cash and marketable securities as of March 31, 2006 was $13.2 million, compared with total cash and marketable securities as of December 31, 2005 of $17.7 million.

Conference Call Information

Endologix management will host a conference call to discuss these topics today beginning at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). To participate via telephone please call (888) 463-4487 from the U.S. or (706) 634-5615 from outside the U.S. A telephone replay will be available for two days following the completion of the call by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside the U.S., and entering reservation number 8009879.

The conference call will be broadcast live over the Internet at www.endologix.com and will be available for 14 days.

About Endologix

Endologix, Inc. develops and manufactures minimally invasive treatments for vascular diseases. Endologix Powerlink System is an endoluminal stent graft (ELG) for treating abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it the thirteenth leading cause of death in the U.S. In October 2004, Endologix received approval to market the Powerlink System in the U.S. Additional information can be found on Endologix’s Web site at www.endologix.com.

Except for historical information contained herein, this news release contains forward-looking statements, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix. Many factors may cause actual results to differ materially from anticipated results including sales efforts, product development efforts, and other economic, business, competitive and regulatory factors. The Company undertakes no obligation to update its forward looking statements. Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and the Company’s other filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.

[Tables to follow]

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
Revenue:
Domestic Product Revenue	$2,116	$621
Non - U.S. Product Revenue	559	733

Total Product Revenue	2,675	1,354
License Revenue	58	60

Total revenue	2,733	1,414
Cost of product revenue	1,119	643

Gross profit	1,614	771

Operating expenses:
Research, development and clinical	1,687	1,359
Marketing and sales	2,598	1,378
General and administrative	1,601	1,439

Total operating expenses	5,886	4,176

Loss from operations	(4,272)	(3,405)

Other income (expense):
Interest income	160	109

Total other income	160	109

Net loss	($ 4,112)	($ 3,296)

Basic and diluted net loss per share	($ .11)	($ 0.10)

Shares used in computing basic and diluted net loss per share	36,971	31,896

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)
(Unaudited)

	March 31,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$7,162	$8,191
Restricted cash equivalents	500	500
Marketable securities available-for-sale	5,277	8,959
Accounts receivable, net	2,062	1,248
Other receivables	119	175
Inventories	7,407	7,372
Other current assets	453	576

Total current assets	22,980	27,021
Property and equipment, net	4,786	4,490
Marketable securities available-for-sale	301	--
Goodwill	4,631	4,631
Other intangibles, net of accumulated amortization of $5,386 and $5,034, respectively	11,373	11,724
Other assets	78	78

Total Assets	$44,149	$47,944

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$3,334	$4,501

Current liabilities	3,323	4,501
Long-term liabilities	1,220	1,236

Total liabilities	4,554	5,737

Stockholders' equity:
Common stock, $.001 par value; 50,000 shares authorized, and 37,033 and 36,679 shares issued and outstanding at March 31, 2006 and
December 31, 2005, respectively	37	37
Additional paid-in capital	143,398	141,903
Accumulated deficit	(103,232)	(99,120)
Treasury stock, at cost, 495 shares at March 31, 2006 and December 31, 2005
	(661)	(661)
Accumulated other comprehensive income	53	48

Total stockholders' equity	39,595	42,207

Total Liabilities and Stockholders' Equity	$44,149	$47,944